CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2023, relating to the financial statements and financial highlights of Anchor Risk Managed Income Strategies Fund (formerly, Anchor Risk Managed Credit Strategies Fund), Anchor Risk Managed Equity Strategies Fund, and Anchor Risk Managed Global Strategies Fund, each a series of Northern Lights Fund Trust IV, for the year ended August 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

December 22, 2023